Exhibit 10.2.4

RESOLUTIONS ADOPTED BY THE BOARD OF DIRECTORS OF UNION
CARBIDE CORPORATION ON FEBRUARY 26, 1992, WITH RESPECT TO
STOCK OPTIONS GRANTED UNDER THE 1984 UNION CARBIDE STOCK
OPTION PLAN AND THE 1988 UNION CARBIDE LONG-TERM INCENTIVE PLAN


     RESOLVED, that the Board authorizes the adjustment of outstanding stock options to purchase stock in the Corporation by splitting such options into two options, one option to purchase stock in the Corporation and the other option to purchase stock in Union Carbide Industrial Gases Inc. ("UCIG") as follows:

1. The exercise price for outstanding stock options in the Corporation shall be reduced so that the aggregate exercise price of such options and the exercise price of options to purchase stock in UCIG after the spinoff shall equal the exercise price of options to purchase stock in the Corporation prior to the spinoff;

2. UCIG shall issue an equal number of stock options in UCIG on terms similar to the terms of the Corporation's stock options;

3. The exercise prices for options to purchase stock in the Corporation and options to purchase stock in UCIG will be apportioned based upon the exercise price of the stock options to be replaced and the relative market prices of the Corporation's and UCIG's common stock; and

4. If any circumstances hereafter become known or develop which, in the judgment of the Board, cause any adjustment in the option prices to be significantly inequitable, the Board shall have the right to make such further adjustments, as the Board in its judgment determines are necessary to achieve equity;

and be it further

     RESOLVED, that the proper officers of this Corporation be, and they hereby are, authorized to execute or cause to be executed such documents and other writings, and to take or do or cause to be taken or done such other actions or things, as may be necessary or desirable to effectuate the purposes and intent of the foregoing resolution.